Exhibit 99.2

A&P CONTACTS
Investors:
William J. Moss, Vice President, Treasurer
(201) 571-4019
Press:
Richard De Santa, Senior Director, Communications
(201) 571-4495
Patti Councill, Communications Manager
(201) 571-4453

PATHMARK CONTACT
 Harvey Gutman
(732) 499-4327
hgutman@pathmark.com

A&P and Pathmark Announce Merger Agreement: A&P to Acquire Pathmark for $1.3 Billion

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Transaction will create a 550-store, $11 billion company

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Annual integration cost savings of $150 million anticipated within two years.

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Tengelmann to remain largest A&P shareholder

MONTVALE, N.J./CARTERET, N.J. (March 5, 2007) — The Great Atlantic & Pacific Tea Company, Inc., Montvale, N.J. (A&P) (NYSE:GAP), and Pathmark Stores, Inc., Carteret, N.J. (Nasdaq: PTMK) today announced that they have reached a definitive merger agreement in which A&P will acquire Pathmark Stores, Inc., for $1.3 billion in cash, stock and debt assumption or retirement, creating a 550-store, $11 billion supermarket chain operating in the New York, New Jersey and Philadelphia metro areas, as well as in Michigan and Louisiana. The transaction is expected to be completed during the second half of A&P’s Fiscal 2007 year, subject to completion of shareholder and regulatory approvals, as well as other customary closing conditions.

Under the terms of the transaction, The Tengelmann Group, currently A&P’s majority shareholder, will remain the largest single shareholder of the combined entity. Christian Haub, Executive Chairman of A&P, will continue as Executive Chairman of the combined company; Eric Claus, President and CEO of A&P, will also maintain the same position in the combined company.

Pathmark shareholders will receive $9.00 in cash and 0.12963 shares of A&P stock for each Pathmark share. As a result, Pathmark shareholders, including its largest investor, The Yucaipa Companies LLC, will receive a stake in the combined companies.

The boards of both A&P and Pathmark have unanimously approved the transaction. Both Yucaipa Companies and Tengelmann have entered into voting agreements to support the transaction.

Following completion of the transaction, approximately 86% of the combined company will be held by existing A&P shareholders and approximately 14% will be held by former Pathmark shareholders on a fully diluted basis. The combined company will have approximately 49 million fully diluted common shares outstanding, compared to approximately 42 million fully diluted common shares today.

A&P summarized the key benefits of the transaction as follows:

•	Ability to better serve customers in the New York, New Jersey and Philadelphia metro areas.

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Annual integration synergies of approximately $150 million within two years, through cost reductions in overhead, greater efficiencies, increased utilization of support facilities and the adoption of mutual best practices between the two companies.

•	Retention of the Pathmark banner, format, customer appeal and sales productivity.

•	Combined information systems integration into A&P’s modern technology platform.

•	Corporate management/administrative consolidation of A&P and Pathmark employees in Montvale, New Jersey.

•	Platform for investment in existing and new stores to better compete in the Northeast retail food industry.

•	Benefits to the customer through the breadth of offerings available from the combined companies, and the continuation of community outreach efforts.

Mr. Haub said, “This is a significant and historic occasion in our industry, and for A&P and Pathmark stakeholders. This transaction is the latest step in A&P’s strategic transformation, which began approximately 18 months ago in 2005 with the successful sale of A&P Canada and its U.S. executive leadership change. We are thrilled to bring together a transaction that will transform A&P’s financial performance, efficiency and overall competitiveness, create substantial value for shareholders of both companies and offer enhanced opportunity for A&P and Pathmark employees.”

Mr. Claus, A&P’s President and CEO, added, “Our team is very excited about the significant potential this combination promises to deliver. By bringing these two great brands together, and by drawing on the strength of Pathmark’s tradition and strong customer franchise in our Northeast region, we have the opportunity to establish an entity that appeals to a very diverse customer base, offering a breadth of products and services. We are eager to build on the operating improvements already achieved at both A&P and Pathmark on a stand-alone basis, by adding Pathmark’s excellent facilities, locations and associates and by taking full advantage of the financial synergies of the transaction. In the future, we will utilize the entire range of Pathmark and A&P formats, by targeting each to specific locations for maximum customer benefit.”

John Standley, Pathmark’s CEO, said, “I would like to thank all Pathmark associates for their hard work and dedication. Their exceptional efforts have enabled the company to participate in this transaction, which will create significant value for our shareholders. I am confident the combined Pathmark and A&P teams will join together to create a vibrant new company, which will benefit our customers, associates and shareholders.”

In closing, Mr. Haub said, “I want to express my appreciation to the A&P and Pathmark Boards of Directors; to the employees of both companies; to Ron Burkle, Managing Partner of The Yucaipa Companies, LLC; to our advisors, and to those in both organizations whose efforts and cooperation have advanced this landmark transaction toward fruition. I also appreciate the support of The Tengelmann Group, in opting for a substantial but reduced investment in A&P to permit a change that is in the best interest of A&P and all its stakeholders. Moreover, we have every confidence in the long-range value of this investment for all shareholders, as our combined company moves forward.”

The transaction is not conditioned on receipt of financing by A&P. Bank of America and Lehman Brothers have committed to provide financing to support the acquisition. A portion of the cash merger consideration will be provided by the sale by A&P of a portion of its shares in Metro, Inc. or, if needed, A&P capital stock, totaling $190 million of net cash proceeds. A&P will assume approximately $170 million of Pathmark capital leases.

J.P. Morgan served as financial advisor and Cahill Gordon & Reindel LLP and Axinn, Veltrop & Harkrider LLP served as legal advisors to A&P. Cravath, Swaine & Moore LLP served as legal counsel to Tengelmann.

Yucaipa Advisors, LLC served as consultants, Citigroup Global Markets Inc. served as financial advisors and Latham & Watkins LLP served as legal advisors to Pathmark.

Investment Community Conference Call and Webcast

A&P management will discuss this transaction on a live conference webcast to be held today (March 5) at 10 A.M. Eastern Time. It can be accessed through the A&P website at www.aptea.com.

About The Great Atlantic & Pacific Tea Company, Inc.

Founded in 1859, A&P is one of the nation’s first supermarket chains. A&P operates 410 stores in nine states and the District of Columbia under the following trade names: A&P, Waldbaum’s, The Food Emporium, Super Foodmart, Super Fresh, Farmer Jack, Sav-A-Center and Food Basics. Additional information about A&P may be found at its web site, www.aptea.com.

About Pathmark Stores Inc.

Pathmark is a regional supermarket chain currently operating 141 supermarkets in the New York, New Jersey and Philadelphia metropolitan areas. Additional information about Pathmark may be found at its web site, www.pathmark.com.

This release contains forward-looking statements about the future performance of A&P and Pathmark, which are based on management’s assumptions and beliefs in light of the information currently available to it. A&P and Pathmark assume no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: statements about the anticipated closing of the merger and the expected future business and financial performance of A&P and Pathmark resulting from and following the merger; competitive practices and pricing in the food industry generally and particularly in A&P’s and Pathmark’s principal markets; A&P’s and Pathmark’s relationships with their employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect A&P’s and Pathmark’s cost of capital and the ability of A&P and Pathmark to access capital; supply or quality control problems with A&P’s and Pathmark’s vendors; and changes in economic conditions which affect the buying patterns of A&P’s and Pathmark’s customers.

Additional Information and Where to Find It

In connection with the acquisition of Pathmark by A&P, A&P intends to file with the SEC a registration statement on Form S-4, containing a joint proxy statement/prospectus and other relevant materials. The final joint proxy statement/prospectus will be mailed to the stockholders of A&P and Pathmark. INVESTORS AND SECURITY HOLDERS OF A&P AND PATHMARK ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT A&P, PATHMARK AND THE MERGER. The registration statement and joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by A&P and Pathmark with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents (when they are available) filed with the SEC by A&P by directing a request to: The Great Atlantic & Pacific Tea Company, Inc., 2 Paragon Drive, Montvale, NJ 07645, Attn: Investor Relations. Investors and security holders may obtain free copies of the documents filed with the SEC by Pathmark by contacting Pathmark Stores, Inc., 200 Milik Street, Carteret, NJ 07008, Attn. Investor Relations.

Pathmark, A&P and their respective executive officers and directors may be deemed to be participating in the solicitation of proxies in connection with the Merger. Information about the executive officers and directors of Pathmark and the number of shares of Pathmark’s common stock beneficially owned by such persons is set forth in the proxy statement for Pathmark’s 2006 Annual Meeting of Stockholders which was filed with the SEC on May 8, 2006. Information about the executive officers and directors of A&P and the number of shares of A&P’s common stock beneficially owned by such persons is set forth in the proxy statement for A&P’s 2006 Annual Meeting of Stockholders which was filed with the SEC on May 25, 2006. Investors may obtain additional information regarding the direct and indirect interests of Pathmark, A&P and their respective executive officers and directors in the Merger by reading the joint proxy statement/prospectus regarding the Merger when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.